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                                                                     EXHIBIT 4.2

                            BMO NESBITT BURNS CORP.
                            111 West  Monroe Street
                            Chicago, Illinois 60603

                                BANK OF MONTREAL
                             115 S.  LaSalle Street
                            Chicago, Illinois 60603

                                                            December 12, 2000

TO:  Imperial Securitization Corporation
     PO Box 9
     8016 Highway 90A
     Sugar Land, TX 77478

     Imperial Distributing, Inc.
     PO Box 9
     8016 Highway 90A
     Sugar Land, TX 77478

     Imperial Sugar Company
     PO Box 9
     8016 Highway 90A
     Sugar Land, TX 77478

     Re:  Imperial Securitization Corporation

Ladies and Gentlemen:

          We refer to the Receivables Purchase Agreement dated as of June 30, 1999, as amended by Amendment No. 1 dated as of December 13, 1999, as amended by Amendment No. 2 dated as of March 27, 2000 (as amended through the date hereof and as amended, restated and otherwise modified from time to time the "Receivables Purchase Agreement"), among Imperial Securitization Corporation, as seller (the "Seller") Imperial Distributing, Inc., as servicer ("IDI"), Imperial Sugar Company, as guarantor ("Imperial"), Fairway Finance Corporation, as purchaser (the "Purchaser") and BMO Nesbitt Burns Corp. (formerly known as Nesbitt Burns Securities Inc.), as agent for the Purchaser, (the "Agent"). Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in Exhibit I to the Receivables Purchase Agreement.

          As of, but only as of September 30, 2000, Imperial has failed to perform and comply with the financial covenants set forth in Section 7.1(a), 7.1(b), 7.1(e) or 7.1(f) of the Credit Agreement (collectively, the "Breach"), which effects a Termination Event pursuant to Section 2.2 and Paragraph (m) of
Exhibit V of the Receivables Purchase Agreement.
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          You have requested that the Agent, on behalf of the Bank of Montreal, agree, pursuant to Section 5.1 of the Receivables Purchase Agreement, to waive the occurrence of any Termination Event under Section 2.2 and Paragraph (m) of
Exhibit V of the Receivables Purchase Agreement solely as a result of the Breach. The Agent, on behalf of the Bank of Montreal, is prepared to do so, but only upon the terms and conditions set forth herein.

          We hereby waive any such Termination Event occurring solely as a result of the Breach but only for the period to and including the earlier of (i) the Sub Debt Payment Notice Date (as such term is defined in the Imperial Sugar Company Interim Waiver Agreement dated as of the date hereof) and (ii) January 8, 2001 (the earlier of such dates being hereinafter referred to as the "Expiry Date") and effective on the Expiry Date such waiver shall be and become null and void and, absent a further waiver of such Breach, such Breach shall once again arise as though the waiver provided for in this letter had never been given.

          Notwithstanding anything to the contrary herein or in the Transaction Documents, by signing this letter, we are not now waiving, nor have we agreed to waive in the future, the breach of (or any rights, powers and/or remedies, whether arising as a matter of contract and/or applicable law, related to the breach of) any provisions of the Receivables Purchase Agreement or any other Transaction Documents other than the Breach strictly described herein. Except as specifically modified hereby, all of the terms, conditions and provisions of the Receivables Purchase shall stand and remain unchanged and in full force and effect, and the Agent, on behalf of the Bank of Montreal, waives none of, but instead, expressly reserves all of, its claims, rights, powers or remedies, whether as a matter of contract and/or under applicable law with respect to any Transaction Document. Consistent with, but not in limitation of, the foregoing, nothing contained herein shall be deemed in any manner whatsoever to extend or otherwise affect or alter the Facility Termination Date, which is presently January 8, 2001, and the Agent, on behalf of the Bank of Montreal, waives none of, but instead expressly reserves all of, its claims, rights, powers and remedies under the Transaction Documents (including, without limitation, to declare, upon the occurrence and continuation of a Termination Event, the Facility Termination Date and to exercise its right to cease reinvesting and cause the payment in full of the Investment, Discount, Program Fees, all other amounts outstanding under the Receivables Purchase Agreement and all other rights and remedies provided after default under the UCC and under other applicable law, etc.) No reference to this letter need be made in any instrument or document at any time referring to the Receivables Purchase Agreement. This letter may be executed in counterparts and by separate parties hereto on separate counterparts, each to constitute an original but all of which shall constitute one and the same instrument. The Seller, IDI and Imperial hereby confirm that all representations and warranties made by them in the Transaction Documents are true and correct as of the date hereof except to the extent that any of the same expressly relate to any earlier date and acknowledge that their obligations under the Transaction Documents are justly and truly owing without defense, offset or counterclaim. The

                                       2
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waiver provided for herein shall be strictly construed and limited as provided herein. This letter shall become effective upon receipt by the Agent of counterparts hereof which, taken together, bear the signatures of the Seller, IDI, Imperial, the Bank of Montreal and the Agent, provided, however, that upon the satisfaction of such conditions such effectiveness shall relate back to and be deemed effective as of September 30, 2000 all with the same force and effect as though such conditions precedent to effectiveness had been satisfied as of and on such date. This letter shall be construed in accordance with and governed by the laws of the state of New York.

        Dated and to become effective as of the 30th day of September 2000.

                                       3
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                                      Very truly yours,

                                      BMO NESBITT BURNS CORP.


                                      By: /s/ David J. Kucera
                                          ----------------------------------
                                      Printed Name: David J. Kucera
                                      Title:


                                      By: /s/ Jeffrey J. Phillips
                                          ----------------------------------
                                      Printed Name: Jeffrey J. Phillips
                                      Title:


                                      BANK OF MONTREAL


                                      By: /s/ Geoffrey R. McConnell
                                          ----------------------------------
                                      Printed Name: Geoffrey R. McConnell
                                      Title:        Director

                                      S-1
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Acknowledged and Agreed:

IMPERIAL SECURITIZATION CORPORATION

By: /s/ Karen L. Mercer
    -----------------------------
Printed Name: Karen L. Mercer
Title: Treasurer

IMPERIAL DISTRIBUTING, INC.

By: /s/ Karen L. Mercer
    -----------------------------
Printed Name: Karen L. Mercer
Title: Treasurer

IMPERIAL SUGAR COMPANY

By: /s/ Karen L. Mercer
    -----------------------------
Printed Name: Karen L. Mercer
Title: VP & Treasurer

                                      S-2